Exhibit 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Rx Communications Group:
Eric Goldman (media), 917-322-2563 or egoldman@rxir.com
Rhonda Chiger, 917-322-2569 or rchiger@rxir.com
EMISPHERE TECHNOLOGIES, INC. REPORTS
FIRST QUARTER 2009 FINANCIAL RESULTS
Conference Call/Webcast to be held Today, May 7, 2009 at 10:00 AM EDT
CEDAR KNOLLS, N.J., May 7, 2009 — Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced its financial results for the three months ended March 31, 2009.
Emisphere will host a conference call to discuss first quarter financial results at 10:00 AM EDT Thursday, May 7, 2009. The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-877-440-5785 (United States and Canada) or 1-719-325-4924 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available following the conference call by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 4035727.
FIRST QUARTER FINANCIAL RESULTS
For the three months ended March 31, 2009
Emisphere reported a net loss of $5.1 million, or $0.17 cents per basic and diluted share for the three months ended March 31, 2009, including a $0.35 million one time favorable adjustment to the restructuring charge associated with the closure of its research and development facility in Tarrytown, New York. This compares with a net loss of $3.9 million, or $0.13 cents per basic and diluted share for same period last year.
The operating loss for the three months ended March 31, 2009 was $4.7 million, compared to operating loss of $6.5 million for same period last year.
Total operating expenses were $4.7 million for the three months ended March 31, 2009; a decrease of approximately $2.0 million, or 30%, compared to $6.6 million for the same period last year. Total operating expenses for the three months ended March 31, 2009 include research and development costs of $1.9 million, general and administrative expenses of $2.9 million, and the $0.35 million one time favorable adjustment to the restructuring charge, compared to $3.8 million and $2.7 million respectively, for the same period last year.

Other expense for the three months ended March 31, 2009 was $0.4 million, compared to other income of $2.5 million for the same period last year.
LIQUIDITY
At March 31, 2009, Emisphere Technologies reported cash and restricted cash of $4.2 million, compared to $7.5 million at December 31, 2008.
On April 29, 2009, the Company entered into a Lease Termination Agreement with its landlord BioMed Realty Trust, Inc. (“BMR”) in connection with its laboratory facilities in Tarrytown. Under the agreement, Emisphere’s lease obligations were terminated on April 1, 2009 in exchange for $2.25 million, payable in installments of $1.0 million on April 30, 2009; $0.5 million on October 29, 2009; and $0.75 million on April 29, 2010.
By terminating its Tarrytown lease, the Company’s monthly cash burn rate is reduced by approximately $0.3 million immediately. In addition, a total of approximately $14 million in future lease payments were eliminated.
“During the quarter, we realized a critical milestone in our cost control plan, which will help the Company meet its cash burn target of between $7 and $8 million per year,” said Michael V. Novinski, President and Chief Executive Officer of Emisphere Technologies, Inc. “Together with the recent achievement of provisional GRAS status for our SNAC carrier for use with nutrients added to foods and dietary supplements, we are now well on our way to reaching our goal, not only of extending our cash runway, but also toward realizing the commercial promise of our proprietary Eligen® Technology.”
The Company anticipates that its existing capital resources are sufficient to enable it to continue operations through August 2009. The Company continues to implement aggressive cost controls to conserve its cash and evaluate both non-dilutive and traditional financing options.
PRODUCT AND CORPORATE DEVELOPMENTS
Emisphere Technologies reported the following recent corporate developments:
•	On May 1, 2009, Emisphere Technologies was informed by an independent expert panel of scientists that its Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) carrier has been provisionally designated as Generally Recognized as Safe (“GRAS”) for its intended application in combination with nutrients added to food and dietary supplements. Following a comprehensive evaluation of research and toxicology data, Emisphere’s SNAC was found to be safe at a dosage up to 250 mg per day when used in combination with nutrients to improve their dietary availability. Achieving GRAS status will establish Emisphere’s carrier as exempt from pre-market approval and enhances the potential commercialization of the Eligen® Technology with other substances such as vitamins. The Company expects that the first of these products will be its oral Eligen® Vitamin B12 product. Management expects to achieve final GRAS status following the publication of two peer reviewed papers describing the toxicology of SNAC, currently scheduled for July/August, in the International Journal of Toxicology.

•	A study by Novartis Pharma AG and its partner Nordic Bioscience published in the December 2008 issue of BMC Clinical Pharmacology demonstrated that orally administered salmon calcitonin using Emisphere’s carrier, (5-CNAC) an Eligen® oral delivery technology, is effective in reducing bone breakdown. The randomized, double-blind, double-dummy, placebo-controlled study among 81 subjects in Copenhagen was conducted on behalf of Emisphere’s partner Novartis Pharma AG by Nordic Bioscience by M.A. Karsdal, I. Byrjalsen, B.J. Riis and C. Christiansen. The study suggests that orally administered 0.8 mg of salmon calcitonin was effective in suppression of Serum CTX irrespective of time of dosing. Serum CTX-1 (Serum C-terminal telo-peptide of collagen type I) is the biochemical marker used to measure bone resorption. There were no safety concerns with the salmon calcitonin oral formulation using Emisphere’s carrier 5-CNAC, which had been previously demonstrated in earlier studies.
•	On April 6, 2009, the Company announced a strategic alliance with AAIPharma intended to expand the application of its Eligen® Technology and AAIPharma’s drug development services. AAIPharma works with many pharmaceutical and biotech companies and currently provides drug product formulation development services to Emisphere. This relationship expands Emisphere’s access to new therapeutic candidates for the Eligen® Technology, which potentially could lead to new products as well as new alliance agreements.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 16, 2009.
(Tables Follow)

EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2009 and 2008
(in thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2009	2008

Revenue	$—	$154

Costs and expenses:
Research and development	1,923	3,832
General and administrative expenses	2,921	2,693
Restructuring costs	(353)	—
Gain on disposal of fixed assets	(43)	(135)
Depreciation and amortization	211	226

Total costs and expenses	4,659	6,616

Operating income (loss)	(4,659)	(6,462)

Other non-operating income (expense):
Other income (expense)	41	142
Sublease income	232	90
Sale of patents	—	1,500
Change in fair value of derivative instruments
Related party	51	724
Other	39	769
Interest expense
Related party	(662)	(575)
Other	(135)	(130)
Total other non-operating income (expense)	(434)	2,520

Net loss	$(5,093)	$(3,942)

Net loss per share, basic and diluted	$(0.17)	$(0.13)
Weighted average shares outstanding, basic and diluted	30,341,078	30,336,928

EMISPHERE TECHNOLOGIES INC.
CONDENSED BALANCE SHEETS
March 31, 2009 and December 31, 2008
(in thousands, except share and per share data)

	March 31,
	2009	December 31,
	(unaudited)	2008

Assets:
Current assets:
Cash and cash equivalents	$3,951	$7,214
Accounts receivable, net of allowance of $9 in March ‘09 and December ‘08	15	232
Prepaid expenses and other current assets	300	273

Total Current Assets	4,266	7,719
Equipment and leasehold improvements, net	312	465
Purchased technology, net	1,256	1,316
Restricted cash	255	255
Other assets	404	421

Total Assets	$6,493	$10,176

Liabilities and Stockholders’ Deficit:
Current liabilities:
Notes payable, including accrued interest and net of related discount	$12,146	$12,011
Accounts payable and accrued expenses	3,288	2,361
Deferred revenue, current	110	87
Derivative instruments
Related party	102	153
Others	75	114
Restructuring charge, current	1,503	927
Other current liabilities	22	20

Total Current Liabilities	17,246	15,673
Notes payable, including accrued interest and net of related discount	18,854	18,209
Restructuring charge	750	1,953
Deferred revenue	11,403	11,240
Deferred lease liability and other liabilities	123	129

Total Liabilities	48,376	47,204
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding
Common stock, $.01 par value; authorized 100,000,000 shares; issued 30,630,810 shares (30,341,078 outstanding) as of March 31, 2009 and December 31, 2008	306	306
Additional paid-in-capital	400,544	400,306
Accumulated deficit	(438,781)	(433,688)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total Stockholders’ Deficit	(41,883)	(37,028)

Total Liabilities and Stockholders’ Deficit	$6,493	$10,176

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